CERTIFICATE OF AMENDMENT OF THE ARTICLES OF INCORPORATION
                                       OF
                               NDS SOFTWARE, INC.


                              A Nevada Corporation

                  NDS SOFTWARE, INC., a Nevada corporation, by its Chairman/Secretary and its President, does hereby certify:

                  That pursuant to the unanimous written consent of the Directors of NDS Software, Inc., a Nevada corporation (the "Corporation") and the majority written consent of the Shareholders of the Corporation dated July 15, 1997, a copy of which is attached hereto, the Corporation and the Shareholders of the Corporation have adopted and approved the following amendment to the Articles of Incorporation.

                  That the Articles of Incorporation of the Corporation be amended to replace Article IV. Section 1, which shall read in its entirety as follows

                  Section 1 Authorized Shares The total number of shares of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares, consisting of Fifty Million (50,000,000) shares of common stock, par value One-Tenth of One Cent ($.001) per share (the "Common Stock"), Five Million (5,000,000) shares of Class A preferred stock, par value One-Tenth of One Cent ($.001) per share (the "Class A Preferred Stock") Two Hundred Thousand (200,000) shares of Class B preferred stock, par value Ten Dollars ($10.00) per share (the "Class B preferred stock") and Four Million Eight Hundred Thousand (4,800,000) shares of undesignated preferred stock, par value One-Tenth of One Cent ($.001) per share, subject to designation simultaneously herewith or subsequent to the execution of this Certificate of Amendment and subject to the provisions of Sections 4 of this Article
         IV. The voting powers, designations, preferences, limitations, restrictions and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof of the preferred stock shall hereinafter be prescribed by resolution of the Board of Directors pursuant to Section 4 of this Article IV.

                  That the officers of this Corporation are hereby authorized, empowered and directed to have any and all further acts or proceedings to effectuate this amendment

                  IN WITNESS OF, this Certificate of Amendment of the articles of Incorporation of NDS Software Inc., a Nevada corporation, has been executed this 15th day of July, 1997

                                             /S/Greg Johnson
                                             --------------------------------
                                             GREG JOHNSON, Chairman/Secretary

         ATTEST:

         /S/John Giaimo
         ----------------------
         JOHN GIAIMO, President